
Exhibit (11)

Compass Bancshares, Inc. and Subsidiaries
Computation of Earnings Per Share
Six Months Ended June 30, 1997 and 1996

                                   Three Months Ended      Six Months Ended
                                         June 30               June 30
                                 ---------------------- -----------------------
                                    1997        1996       1997         1996
                                 ----------  ---------- ----------   ----------
                                       (in Thousands Except Per Share Data)
PRIMARY:
Weighted average shares
 outstanding                        64,243      62,799     64,200       63,421

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using
  average market price                 796         313        726          283
                                 ----------  ----------  ----------   ----------
Total weighted average shares
  and common stock equivalents
  outstanding                       65,039      63,112     64,926       63,704
                                 ==========  ==========  ==========   ==========

 Net income available
   to common shareholders         $ 37,597     $32,347   $ 73,673     $ 70,557
                                 ==========  ==========  ==========   ==========

 Net income per common share      $   0.58     $  0.51   $   1.13     $   1.11
                                 ==========  ==========  ==========   ==========

FULLY DILUTED:
Weighted average shares
 outstanding                        64,243      62,799     64,200       63,421

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using
  average market price or period-
  end market price, whichever is
  higher                               867         313        867          283
                                 ----------  ----------  ----------   ----------
Total weighted average shares and
  common stock equivalents
  outstanding                       65,110      63,112     65,067       63,704
                                 ==========  ==========  ==========   ==========

Net income                        $ 37,597     $32,347   $ 73,673     $ 70,557
                                 ==========  ==========  ==========   ==========

Net income per common share       $   0.58     $  0.51   $   1.13     $   1.11
                                 ==========  ==========  ==========   ==========
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